Exhibit 99.1

www.avanex.com

Avanex Announces Q3 2007 Financial Results

Revenue Increases 37 Percent Year-Over-Year

Net Loss Sequentially Improves 22 Percent

FREMONT, Calif. – May 3, 2007 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for the third quarter of fiscal 2007 ended March 31, 2007.

Net revenue in the third quarter of fiscal 2007 was $55.1 million, compared with $55.6 million in the prior quarter and $40.1 million in the third quarter of the previous year. Net revenue in the third quarter of fiscal 2007 includes $3.2 million from certain product lines of Avanex France S.A. that were divested on April 16, 2007.

Jo Major, chairman, president and CEO said, “I am very pleased with our performance this quarter. Divesting our semiconductor fabs in France marks the final step in our major restructuring efforts. We have succeeded in evolving our operating structure into a low-cost, flexible model that has the ability to react quickly to market demand and provide us with a solid foundation for growth. Following an exceptionally strong growth quarter, we maintained our revenue level although it was impacted by annual pricing negotiations. The continued focus on improving our cost structure generated further net loss improvements and achieving non-GAAP EBITDA (earnings before interest, taxes, depreciation and amortization) breakeven no later than the September quarter remains our top priority.

“We remain confident in the long-term strength and growth of our markets. The demand for video services and broadband access are the underlying trends fueling market growth. The factors indicating the strength of our markets include the announcements of multiple large capital spending programs at the carrier level, increasing installation trends for fiber and solid booking trends announced by our customers. We are laying the groundwork for our next wave of growth by developing innovative technologies and strengthening our market presence in key growth segments within the overall telecommunications market. In the near-term our sales will be impacted by cyclical deployment patterns of large capacity expansion projects but we anticipate that we will return to growth in the latter part of the calendar year,” continued Major.

The company reported a net loss of $6.7 million or a loss of $0.03 per share in the third quarter of fiscal 2007, compared with a net loss of $8.6 million or a loss of $0.04 per share in the prior quarter and a net loss of $10.2 million or a loss of $0.06 per share in the third quarter of the prior year.

Non-GAAP net loss in the third quarter of fiscal 2007 was $3.0 million or a loss of $0.01 per share, compared with a non-GAAP net loss of $3.5 million or a loss of $0.02 per share in the prior quarter and a non-GAAP net loss of $8.9 million or a loss of $0.06 per share in the third quarter of the prior year. Non-GAAP net loss excludes share-based payments, amortization of intangibles, restructuring charges, and gains (loss) on the disposal of property and equipment. Non-GAAP net loss in the second quarter of fiscal 2007 also excludes legal, accounting and consulting expenses related to transactions that were not completed, and non-GAAP net loss for the third quarter of fiscal 2006 also excluded an inventory provision related to non-RoHS (Restriction of Hazardous Substances) compliant product.*

Gross margin in the third quarter of fiscal 2007 was 19 percent, compared with 19 percent in the previous quarter and 4 percent in the third quarter of fiscal 2006.

“In the third quarter, we continued to improve the fundamentals of our cost structure and flexibility of our operating model,” said Marla Sanchez, senior vice president and chief financial officer. “The improvements from the margin expansion programs we launched three quarters ago offset annual pricing adjustments, allowing us to sequentially maintain our gross margin, reduce our operating expenses and improve our net loss.”

Q4 FY 2007 Outlook

The company expects revenue in the fourth quarter of fiscal 2007 to be between $47.0 million and $52.0 million due to continued cyclical deployment patterns of large capacity expansion projects. The company expects gross margin for the fourth quarter to be between 20 percent and 25 percent. The company expects to reach non-GAAP EBITDA breakeven by its first quarter of fiscal 2008 ending September 30, 2007. Non-GAAP EBITDA adjustments would remove the effect of non-recurring events, including certain costs associated with the French divestiture and stock-based compensation.*

Conference Call

Avanex will host a conference call today, May 3 at 1:30 p.m. Pacific time; 4:30 p.m. Eastern time. The number for the conference call is 706-679-8764, and the password is “Avanex.” A live webcast of the conference call will be available on the Investors section on the company’s web site at www.avanex.com. An audio replay of the conference call will be available until May 11 at 8:59 p.m. Pacific time and can be accessed by dialing 706-645-9291 and entering passcode 4923648.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Horseheads, N.Y.; Shanghai; Nozay, France; San Donato, Italy; and Bangkok. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding expected fourth quarter of fiscal 2007 outlook and operating results, future profitability and non-GAAP

EBITDA, market and growth trends for our products and our strategies. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include problems or delays in realizing the benefits of the divestiture in France, the company’s ability to effect its restructuring goals, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, problems or delays in reducing the cost structure of the company, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2006, Quarterly Report filed on Form 10-Q on Feb. 7, 2007 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled, “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss,” following the accompanying financial statements. The reconciliation for anticipated non-GAAP EBITDA is not available.

Contact Information

Maria Riley

Director of Communications

510-897-4188

maria_riley@avanex.com

Avanex Corporation

CONSOLIDATED BALANCE SHEET

In thousands

(Unaudited)

	March 31, 2007	December 31, 2006	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$30,902	$37,360	$28,963
Restricted cash and investments	5,935	5,891	6,676
Short-term investments	30,269	14,638	38,696
Accounts receivable, net	33,425	34,587	26,768
Inventories, net	21,184	21,893	18,417
Due from related party	19,280	17,972	10,404
Other current assets	8,018	13,477	15,473

Total current assets	149,013	145,818	145,397
Property and equipment, net	6,223	6,064	5,668
Intangibles, net	1,155	1,749	3,246
Goodwill	9,408	9,408	9,408
Other assets	1,593	2,228	1,839

Total assets	$167,392	$165,267	$165,558

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,452	$47,998	$38,276
Accrued compensation	6,975	7,581	6,872
Accrued warranty	1,973	1,742	1,799
Due to related party	3,513	4,750	4,475
Other accrued expenses and deferred revenue	9,747	9,472	4,467
Current portion of long-term obligations	1,616	976	823
Current portion of accrued restructuring	6,257	6,359	6,321

Total current liabilities	65,533	78,878	63,033
Long-term liabilities:
Accrued restructuring	10,954	11,122	13,252
Convertible notes	—	4,438	4,569
Other long-term obligations	11,259	11,446	11,366

Total liabilities	87,746	105,884	92,220

Stockholders’ equity:
Common stock	225	208	204
Additional paid-in capital	774,476	747,955	742,951
Accumulated other comprehensive income	4,369	3,991	4,687
Accumulated deficit	(699,424)	(692,771)	(674,504)

Total stockholders’ equity	79,646	59,383	73,338

Total liabilities and stockholders’ equity	$167,392	$165,267	$165,558

Avanex Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Net revenue:
Third parties	$38,339	$40,325	$30,652
Related parties	16,804	15,298	9,476

Total net revenue	55,143	55,623	40,128

Cost of revenue:
Cost of revenue except for purchases from related parties	44,546	44,968	38,392
Purchases from related parties	299	159	93

Total cost of revenue	44,845	45,127	38,485

Gross profit	10,298	10,496	1,643

Operating expenses:
Research and development	6,263	5,832	5,189
Sales and marketing	4,043	3,891	2,988
General and administrative:
Third parties	4,384	9,148	4,612
Related parties	699	(73)	(421)
Amortization of intangibles	531	656	1,386
Restructuring	1,155	436	155
(Gain) loss on disposal of property and equipment	5	(28)	(2,486)

Total operating expenses	17,080	19,862	11,423

Loss from operations	(6,782)	(9,366)	(9,780)
Interest and other income	403	1,121	1,213
Interest and other expense	(274)	(308)	(1,600)

Net loss	$(6,653)	$(8,553)	$(10,167)

Basic and diluted net loss per common share	$(0.03)	$(0.04)	$(0.06)

Weighted-average number of shares used in computing basic and diluted net loss per common share	214,034	206,873	158,246

Avanex Corporation

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Net loss, GAAP	$(6,653)	$(8,553)	$(10,167)

Items reconciling GAAP net loss to non-GAAP net loss:
Related to cost of revenue:
Share-based payments	341	234	110
Obsolete inventory provision related to RoHS product compliance	—	—	951

Total related to cost of sales	341	234	1,061

Related to operating expenses:
Research and development—share-based payments	508	597	416
Sales and marketing—share-based payments	245	191	130
General and administrative—share-based payments	896	788	571
Amortization of intangibles	531	656	1,386
Restructuring:
Share-based payments	3	3	15
All other	1,152	433	140
(Gain) loss on disposal of property and equipment	5	(28)	(2,486)
Due diligence expenses related to abandoned acquisition activity	—	2,146	—

Total related to operating expenses	3,340	4,786	172

Total related to net loss	3,681	5,020	1,233

Non-GAAP net loss	$(2,972)	$(3,533)	$(8,934)

Basic and diluted non-GAAP net loss per common share	$(0.01)	$(0.02)	$(0.06)

Weighted-average number of shares used in computing basic and diluted non-GAAP net loss per common share	214,034	206,873	158,246